Exhibit 10.97.2

MICROSEMI 2007 EXECUTIVE CASH BONUS PLAN

This Microsemi 2007 Executive Cash Bonus Plan is adopted in accordance with and as a Subplan pursuant to the Microsemi Cash Bonus Plan. The Microsemi 2007 Executive Cash Bonus Plan, including the Microsemi Cash Bonus Plan, is herein referred to as this “Plan.”

1. General

1.1 Performance Period. The Performance Period for this Plan shall be fiscal year 2007.

1.2 Plan. The terms of the Microsemi Cash Bonus Plan are deemed incorporated herein and each Award hereunder shall be on and subject to all of the terms and conditions thereof, as supplemented hereby. In case of conflicts, the terms and provisions in the Microsemi Cash Bonus Plan shall control over the terms and provisions contained in this document.

1.3 Participants. For purposes of this Plan, the Plan Participants are all of the executive officers of the Company that are listed in Section 3, hereinbelow.

1.4 Effective Date. This Plan is effective as of March 29, 2007.

2. Performance Goals.

2.1 Individual Goals. The CEO and each direct report of the CEO shall have the individual Performance Goals that the Committee approves in writing from time to time during the Performance Period. The CEO will communicate regularly with the Committee concerning individual Performance Goals for the other Plan Participants.

2.2 Performance Evaluations. The Committee shall conduct the Performance Evaluation of the CEO. Also the CEO shall conduct Performance Evaluations of each of his direct reports, which shall be submitted by the CEO to the Committee to be reviewed and considered. The evaluations are to be based on a review of the Plan Participant’s achievement of all relevant Performance Goals.

2.3 Operating Margin Minimum. The Operating Margin Minimum for this Plan shall be determined annually by the Compensation Committee. This Operating Margin Minimum must be achieved or exceeded in order for there to be any payout of Awards under this Plan.

3. Participation Levels. The participation level for this Plan shall be determined for each Plan Participant as of the end of the Performance Period (“Actual Participation Level”). The table set forth below shows the anticipated participation levels if the actual

Effective: 03/29/2007	Last Update: 03/29/2007
Microsemi 2007 Executive Cash Bonus Plan

MICROSEMI 2007 EXECUTIVE CASH BONUS PLAN

performance targets and goals are achieved (“Target Participation Levels”). The Committee may approve adjustments upward or downward based upon actual performance by the Plan Participant versus the goals set for the Plan Participant in connection with this Plan. These adjustments can vary the Actual Participation Level from 0 to 2 times the Target Participation Levels stated in the table.

Participation Levels Table
1	President and Chief Executive Officer	90%
2	Executive Vice President, Chief Operating Officer and President of High Reliability	70%
3	Executive Vice President and President of High Performance Analog Mixed Signal	50%
4	Executive Vice President, Chief Financial Officer and Secretary	50%
5	Senior Vice President of Human Resources	40%
6	Vice President of Finance, Chief Accounting Officer and Treasurer	30%

The immediately preceding table states each participant’s Target Participation Level. After the Performance Period, there is a Performance Evaluation. Based on the Committee’s approval or determination, the Target Participation level is multiplied by a factor that can range from zero (0) to two (2) and the product will equal the Actual Participation Level. As an illustration of this, if the Target Participation Level for the CEO equals 90%, then his Actual Participation Level would be from 0% to 180%; therefore, his Actual Participation Level could be from 0% to 180% of his base salary. Assuming, for example such CEO has at such time, a Base Salary of $575,000. The Target Participation Level Multiplied by the base salary would be $517,500. Depending upon the results of the Performance Evaluation, an Actual Participation Level of such CEO multiplied by the CEO’s base salary could be any amount from $0 to $1,035,000, and the midpoint of that range would be $517,500.

After the Target Participation Levels are adjusted in order to obtain the Actual Participation Levels, the Actual Participation Level is multiplied by the base salary for each of the Plan Participants. These amounts are added together. The sum is the maximum amount of the Bonus Pool, and each Participant’s pro rata portion of the sum is determined. The amount of the Bonus Pool is then determined by the Committee, based on and in accordance with all terms, limitations, and conditions of this Plan, not to exceed the maximum amount of the Bonus Pool as stated above. The Bonus Pool shall be allotted among the Plan Participants pro rata determined as stated above.

Effective: 03/29/2007	Last Update: 03/29/2007
Microsemi 2007 Executive Cash Bonus Plan